Exhibit 10.7

TRANSITION AGREEMENT

TRANSITION AGREEMENT (the “Agreement”) is executed September 18, 2026 (the “Effective Date”) by and among Blue Gold Limited, an exempted company incorporated under the laws of the Cayman Islands, BlueGold One LLC, a Wyoming Limited Liability Company (hereinafter collectively referred to collectively as the “Company”) and James Samuelson, an individual (hereinafter referred to as “Samuelson”).

W I T N E S S E T H:

WHEREAS, Samuelson currently serves as the Chief Financial Officer of the Company, pursuant to that certain Executive Offer Letter dated May 15, 2026, by and among the Company, as Company, and Samuelson, as Executive (the “Employment Agreement”); and

WHEREAS, Samuelson desires to resign all positions he holds with the Company and terminate his relationship with the Company, and the Company desires to accept Samuelson’s resignation, as provided for herein, and mutually terminate their relationship.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confirmed, the parties hereby agree as follows:

1. Resignation and Services

Samuelson resigns all positions as officer and employee of the Company effective at the close of business on Friday, September 18, 2026. Except as set forth in this Section 1, Samuelson shall not be required to provide any further information or services to the Company subsequent to his resignation, except as provided herein.

a. Active Services through September 30, 2026. Samuelson agrees to continue to provide services to the Company expressly limited to assisting the Company with the filing of Form 6-Ks and relating registration statements on Forms F-1, F-3, and S-8, and providing general transition assistance through September 30, 2026.

b. Availability and Consulting Services. From October 1, 2026, through December 31, 2026, Samuelson agrees to remain available to answer questions or provide consulting services relating to SEC filings and compliance, subject to the timely payment provisions in Section 2(c).

c. Post-December 31, 2026 Services. If the Company requests any services from Samuelson past December 31, 2026, Samuelson shall prepare a budget for such services. Any such budget must be mutually agreed upon by the parties, and the full amount of the agreed-upon budget must be paid to Samuelson in advance of performing any such services. All services performed past December 31, 2026, shall be billed at Samuelson’s hourly rate of $750 per hour.

d. Return of Company Property. Samuelson acknowledges his obligation to return Company property. Samuelson has possession of one (1) Company laptop computer, which constitutes the sole Company property in his possession. The parties acknowledge that the cost of shipping and returning this laptop to the United Kingdom likely exceeds its fair market value.

2. Salary, Expenses, and Compensation

In full settlement and satisfaction of any amounts due Samuelson for compensation from the Company, and as consideration for the continued consulting services of Samuelson, Blue Gold Limited and BlueGold One LLC shall pay Samuelson the following sums on the following dates:

a. Accrued Salary and Expenses. The Company shall issue immediate payment of all past due and accrued salary and business expenses up to the Effective Date.

b. Active Salary Continuation. The Company shall pay Samuelson his full, standard salary through September 30, 2026, paid in accordance with the Company’s regular, scheduled payroll cycle.

c. Consulting and Compliance Payments. The Company shall make three (3) monthly payments to Samuelson, with each payment in the exact amount of $20,833 USD, due on the following dates:

○	October 1, 2026

○	November 1, 2026

○	December 1, 2026

d. Late Payment Penalty and Forfeiture of Services. The Company and Samuelson shall each have the right to terminate the Consulting and Compliance Payments upon fourteen (14) days written notice (“Termination Date”). The Company remains obligated to make the Consulting and Compliance Payments until and through the Termination Date.

3. Equity and Stock Value True-Up Provision

a. Accelerated Vesting and Issuance. The parties agree that all 250,000 shares of common stock previously granted to Samuelson under the Company’s Equity and Incentive Plan (EIP) shall automatically and immediately vest in full. The Company shall issue these shares to Samuelson upon the effectiveness of the Form S-8 registration statement registering the shares underlying the EIP in an amount of 125,000 shares on November 2, 2026 and 125,000 shares on November 16, 2026.

4. Mutual Releases

a. Company Release of Claims. The Company, on behalf of itself, its subsidiaries, and its affiliates, provides an immediate, unconditional, and full general release to Samuelson from any and all claims, demands, actions, liabilities, or obligations of any kind, known or unknown, arising out of or connected to his employment, his role as Chief Financial Officer, or his relationship with the Company.

b. Samuelson Release of Claims. Contingent upon, and effective only after, the Company’s full, complete, and timely compliance with all cash payments detailed in Section 2 and the proper delivery and execution of the stock provisions outlined in Section 3, Samuelson agrees to fully and forever waive, release, and discharge the Company from any and all employment-related claims as detailed below.

c. Scope of Samuelson Release. Samuelson, and anyone who could have a legal right to assert any of Samuelson’s claims against the Company on Samuelson’s behalf, including but not limited to Samuelson’s heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Samuelson Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, its subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, trustees, members, shareholders, and partners, in their corporate and individual capacities (collectively, the “Samuelson Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, penalties, fines, fees, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Samuelson Claims”), known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the transactions and occurrences between the parties to date, including Samuelson’s employment with the Company under the Employment Agreement, including without limitation any claims under any federal, state, local, or foreign law, that Samuelson Releasors may have, have ever had or may in the future have arising out of, or in any way related to Samuelson’s hire, benefits, employment, termination, or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

i. any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including all claims under Title VII of the Civil Rights Act (42 U.S.C. § 2000e et seq.); the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.); the Rehabilitation Act (29 U.S.C. § 701 et seq.); the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 729, et seq.); the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. § 1001, et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601, et seq.); the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes;

ii. any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii. any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv. any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

However, to the extent that the same may not legally be released or waived, this general release and waiver of Samuelson Claims excludes, and Samuelson does not waive, release, or discharge any claims which cannot be waived by law. Samuelson acknowledges and agrees that it is Samuelson’s intention that this Agreement shall be effective as a full and final accord and satisfaction and settlement of, and as a bar to, each and every claim, demand, action, contract, covenant, cause of action, obligation, debt, controversy, promise, agreement, liability, cost, expense, and lien, as referred to and released above, that Samuelson has or may have against the Samuelson Releasees. Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Samuelson’s right to participate in an investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state agency. Notwithstanding the foregoing, Samuelson expressly waives and releases any right to recover any type of personal relief from the Releasees, including monetary damages or claims for reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Samuelson or on Samuelson’s behalf by an administrative agency, related in any way to the matters released herein.

5. Mutual Covenant Not to Sue

a. Samuelson Covenant. Samuelson, on behalf of himself and the Samuelson Releasors, covenants not to institute or maintain any judicial, administrative, arbitral, or other proceeding, dispute, suit, or action at law or equity against any Samuelson Releasee, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, penalties, fines, or compensation of any kind or character, resulting or to result, known or unknown, past, present, or future which are, were, might or could have been asserted against a Samuelson Releasee prior to the date hereof, excluding however, the obligations of the Company pursuant to this Agreement.

b. Company Covenant. The Company, on behalf of itself and the Samuelson Releasees, covenants not to institute or maintain any judicial, administrative, arbitral, or other proceeding, dispute, suit, or action at law or equity against any Company Releasee, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, penalties, fines, or compensation of any kind or character, resulting or to result, known or unknown, past, present, or future which are, were, might or could have been asserted against a Samuelson Releasor prior to the date hereof, excluding however, the obligations of Samuelson pursuant to this Agreement.

6. Mutual Non-Disparagement

a. Samuelson Covenant. Samuelson agrees that he will not, directly or indirectly, make, publish, or communicate to any person or entity, including but not limited to competitors, customers, or clients of the Company, any disparaging, defamatory, or negative remarks, comments, or statements concerning the Company, its business practices, products, services, or any of its current or former directors, officers, or employees.

b. Company Covenant. The Company agrees that its executive officers and board members will not, directly or indirectly, make, publish, or communicate to any person or entity any disparaging, defamatory, or negative remarks, comments, or statements concerning Samuelson, his professional performance, or his tenure as Chief Financial Officer of the Company.

c. Exclusions. Nothing in this Section 6 shall prohibit either party from providing truthful testimony or information as required by law, regulation, valid legal process, or an investigation by an authorized government agency (including the SEC).

7. Representation

By signing this Agreement, Samuelson hereby acknowledges and confirms that:

(i) Samuelson has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, Samuelson has been advised in writing of the right to consult with an attorney of Samuelson’s choosing and has consulted with counsel to the extent Samuelson believed was necessary before executing this Agreement;

(iii) Samuelson knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) Samuelson is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Samuelson is otherwise entitled;

(v) Samuelson was given adequate time under all applicable laws to fully consider the terms of this Agreement;

(vi) after receipt of the payments and stock criteria set forth herein, Samuelson agrees that Blue Gold Limited and/or BlueGold One LLC. owe him no wages, employee benefits, or other compensation or monetary amounts that were owed to Samuelson including, but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay and other employee benefits as a result of his employment;

(vii) once the payments and stock terms are completed, all termination provisions of the original Employment Agreement have been waived by Samuelson or satisfied by the Company.

8. Notices

All notices and other communications given by any party hereto in connection herewith (a) must be in writing and (b) may be served only by (i) depositing the same in the United States mail, properly addressed, postage prepaid, registered or certified mail, and with return receipt requested, (ii) delivering the same in person; or (iii) by overnight package delivery, courier, or by electronic mail.

Any notice or other communication deposited in the mail in the manner provided herein shall be effective upon the earlier to occur of receipt by the addressee or the expiration of three (3) days after the date on which it is so deposited. For the purpose hereof, the addresses of the parties hereto shall be as follows:

If to Samuelson:

James Samuelson
[           ]
[           ]
Email: [           ]

If to the Company:

Carla Parsons

Company Secretary

Email: [           ]

Any party hereto may change its address for the purposes hereof by giving written notice of such change of address to the other parties as specified herein.

9. Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Samuelson on account of non-compliance with Section 409A.

10. Entire Agreement

This Agreement supersedes all prior negotiations, understandings and agreements between Samuelson, on the one hand, and the Company, on the other hand, relating to the subject matters hereof, other than any other agreement signed contemporaneously herewith, including, without limitation, the Employment Agreement.

11. Amendments

No alterations, modifications, amendments or changes in this Agreement shall be effective or binding on any party hereto, unless the same shall be in writing and executed by all of the parties hereto.

12. Enforceability & Assignments

This Agreement and all agreements and covenants made by the parties hereto under this Agreement shall inure to the benefit of, and be enforceable by and against, their respective heirs, successors, legal representatives and permitted assignees. No party may assign this Agreement without the prior written consent of the other party.

13. Governing Law; Jurisdiction and Venue

This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Florida. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought exclusively in any state or federal court located in the state of Florida, County of Manatee. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Severability

If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate.

In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

15. Captions & Counterparts

The captions contained herein are for reference only and shall not affect the interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of the Effective Date.

JAMES SAMUELSON

By:	/s/ James Samuelson
James Samuelson

BLUE GOLD LIMITED

By:	/s/ David Edward
Name:	David Edward
Title:	Compensation Committee Chairman

BLUEGOLD ONE LLC

By:	/s/ Nathan Dionne
Name:	Nathan Dionne
Title:	CTO